Exhibit 10.2

200 CambridgePark Drive Suite 2500 Cambridge, MA 02140

October 22, 2020

Via Email Delivery

Chuck Wilson

Dear Chuck,

As you know, your employment at Cogent Biosciences, Inc (the “Company”) will end effective October 30th, 2020 (the “Separation Date”). This letter outlines the special severance benefit(s) that the Company wishes to offer you in connection with your separation from employment.

1. Transition and Separation from Employment. This confirms that your employment with the Company will end on the Separation Date. Effective October 23, 2020 (the “Transition Date”) through the Separation Date (such period, the “Transition Period”), you will no longer serve as the Chief Executive Officer (“CEO”) and President of the Company. During the Transition Period, you will serve as an advisor to the Company. You further confirm that you have resigned from any and all other positions that you hold with the Company as an officer, director or otherwise, or with any affiliate of the Company, as of the Transition Date.

2. Severance Benefit(s). In consideration of your acceptance of all of the terms and conditions of this Separation Agreement (the “Agreement”), and subject to your performance hereunder, the Company will give you the following special severance benefit(s) (the “Special Severance Benefit(s)”), provided that you sign and deliver this Agreement to the Company (Attention: Erin Schellhammer) after the Separation Date and within the twenty-one (21) day review period set forth in paragraph 16 and do not revoke your acceptance of your receipt of this Agreement:

a. You will receive eighteen (18) months of severance pay, or the lump sum of $860,737.50, less legally- required and voluntarily-authorized deductions (the “Special Severance Payment”). The Special Severance Payment will begin with the first payroll cycle following the Effective Date (as defined in paragraph 16) of this Agreement and will be paid in accordance with the Company’s customary payroll practices. Additionally, you will receive 150% of your target bonus which equates to $430,368.75, less legally-required and voluntarily-authorized deductions, also paid out with your severance payment; and

b. You will receive a one-time cash payment for eighteen (18) months of COBRA allowance which includes the employer portion only. This equates to $24,305.06 which will also be included in the next payroll. After the eighteen (18) months of coverage you will be responsible for the entire premium cost of your participation in such plans, in accordance with the federal law known as COBRA and the terms of those plans; and

c. Your vested percentage of the shares of the Company’s Common Stock subject to your Options and other outstanding options or other equity instruments will vest 100% per your employment agreement on your separation date. These options will continue to be subject to all corporate actions of the Company, such as, but not limited to, reverse stock splits.

Your participation in all other employee benefit plans of the Company will terminate on the Separation Date.

3. Release. In exchange for the Special Severance Benefit(s) offered to you under this Agreement, to which you acknowledge and agree that you are not otherwise entitled, you hereby release the Company and all of its predecessor, successor, parent, subsidiary, affiliated and related entities and all of their present, former and future directors, officers, trustees, members, attorneys, employees, shareholders, agents, fiduciaries, successors, assigns and representatives, individually and in their official capacities, and all employee benefit plans sponsored, maintained, or otherwise affiliated with the Company (collectively referred to as the “Releasees”) from any and all claims known or unknown, suspected or unsuspected, arising or which may have existed at any time to this date, whether in law or equity, including, but not limited to, any and all claims to future benefits vesting or arising under any employee benefit plan sponsored, maintained, or otherwise affiliated with the Company, any claims arising from any alleged violation by the Releasees of any federal, state or local statutes, ordinances or common laws, specifically including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Equal Pay Law, the Massachusetts Wage Act (including, but not limited to, claims for unpaid wages, unused vacation time, and untimely payment of wages), the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Family and Medical Leave Act, the Massachusetts Parental Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Privacy Statute, the Massachusetts Constitution, Massachusetts common law and any and all other federal, state, county or local ordinances, statutes or regulations, all as may be amended, and any other claim relating to or arising out of your employment with or separation from the Company.

The foregoing release does not apply to: (a) your rights to any claims as a shareholder of the Company, if applicable, that arise from events after the execution of this Agreement; or (b) your right to indemnification by the Company from any liabilities in connection with performance of your duties and responsibilities during your employment with the Company, provided that you shall have no such right to indemnification on account of (i) acts or omissions by you finally adjudged to be intentional misconduct, gross negligence, fraud, or violation of law, or (ii) any transaction with respect to which it is finally adjudged that you personally received a benefit in money, property, or services to which you were not legally entitled.

4. Covenant Not to Sue. You covenant not to sue the Releasees with respect to any of the claims covered by the foregoing release, provided, however, that this covenant shall not apply to a claim regarding the validity of this release under the Age Discrimination in Employment Act and provided further that bringing a claim regarding the validity of this release under the Age Discrimination in Employment Act would not constitute a breach of this Agreement. You agree that neither you nor any of your heirs, executors, administrators, representatives, or assigns have asserted or will assert in any forum any of the claims described in the foregoing release, except that you may file a charge with an administrative agency or as otherwise permitted by law. This paragraph applies to the extent permitted by law and, in the event any charge or claim is permitted by law, you expressly waive your right to receive any relief, recovery and/or damages as a result of any such charge or claim. Notwithstanding anything herein to the contrary, Agreement is not intended to, and does not, govern any claims that cannot be released by private agreement.

5. Employee Acknowledgements.

a. By signing this Agreement, you acknowledge and agree that you have been paid all wages due and owing to you from the Company, including, but not limited to, all accrued but unused vacation time. You affirm that you have no known workplace injuries or occupational diseases and have not been denied any leave required under the Family and Medical Leave Act (if applicable) or any other applicable federal or state leave law.

b. To the extent permitted by law, you agree that you have not and shall not knowingly, in any manner or by any means, directly or indirectly, instigate, initiate, promote, counsel, encourage, testify, provide evidence or information, aid or assist in: (i) any investigations, actions, disputes, differences, grievances, suits, causes of action, complaints or claims against or relating to the Releasees; or (ii) any activity detrimental to the interests or goodwill of the Releasees, unless under a subpoena or court order to do so. Nothing in this Agreement shall prohibit or restrict you from: (A) providing information to, or otherwise assisting in, an investigation by the Massachusetts Commission Against Discrimination (“MCAD”), the United States Congress, the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or any other federal regulatory or law enforcement agency or self-regulatory organization (“SRO”) and/or (B) testifying, participating, or otherwise assisting in a proceeding relating to an alleged violation of any federal law relating to fraud or any rule or regulation of the MCAD, SEC, EEOC, NLRB or any SRO.

6. Confidentiality.

a. You agree that you will not disclose, directly or indirectly, the existence of this Agreement or any terms or provisions of this Agreement, except: (i) to members of your immediate family, on the condition that they be advised that they cannot further disclose the same to others; (ii) as may be necessary to obtain professional legal and/or tax advice; and (iii) as required by applicable law. For purposes of this paragraph, “immediate family” includes spouse, parents and children. By executing this Agreement, you affirm that you have not previously breached this paragraph.

b. You agree that, subject to paragraph 14 below, you will maintain in confidence all Confidential Information or Trade Secrets, as defined below, unless or until: (i) Confidential Information or Trade Secrets shall have been made public by an act or omission of a party other than you; or (ii) you receive on a non-confidential basis such Confidential Information or Trade Secret from an unrelated third party who is not to your knowledge in breach of any fiduciary duty. You further agree that, subject to paragraph 14 below, you will not disclose Confidential Information or Trade Secrets to any person or entity other than to the Company or with the approval of the Company. You acknowledge and understand that any disclosure of Confidential Information or Trade Secrets by you may give rise to irreparable injury to the Company, which may not be adequately compensated by monetary damages, and that the Company shall be entitled, in addition to any other damages, to seek an injunction restraining you from disclosing, in whole or in part, the Confidential Information or Trade Secrets.

c. Definitions. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that you learned or developed during the course of employment with the Company that is (i) not generally known to the public, and (ii) has commercial value in the Company’s business. Such information includes but is not limited to inventions, ideas, methods, know how, designs, strategies, forecasts, Company sales, process and engineering information, information about new or future products or services, the Company’s marketing plans and goals, unpublished financial information, lists of the Company customers or prospects, information about customer or prospect purchases and preferences, information about licensees or licensors, information regarding research and development, consulting processes, management systems, computer software and programs, means of accessing the Company’s computer systems or networks, algorithms, hardware configurations, information protected from disclosure by the Health Insurance Portability and Accountability Act (“HIPAA”), the Americans with Disabilities Act (“ADA”), Mass. Gen. Laws ch. 93H and 93I, and all other federal and state laws governing the confidentiality of employee information, and any other confidential information or intellectual property which provides the Company with a competitive advantage. Confidential information also includes confidential information of third parties regarding which the Company has accepted obligations of confidentiality. Confidential Information also includes information regarding the policies and practices of the Company, and any actual, threatened or perceived claims, lawsuits, charges, and internal or external investigations relating to the Company. Confidential Information does not include, and you are expressly permitted to retain and use, the contact information and professional relationships you have developed during the course of your engagement by the Company.

For purposes of this Agreement, “Trade Secrets” means information, including a formula, pattern, compilation (including compilations of key person contact information), program device, method, technique or process, which both: (i) derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by people who can obtain economic value from its disclosure or use; and (ii) is the subject of the Company’s reasonable efforts to maintain its secrecy.

7. Return of Property. By signing below, you represent that you have already returned to the Company all materials, writings, equipment, models, mechanisms, and the like obtained from or through the Company, including all Confidential Information and Trade Secrets, all of which you recognize is the sole and exclusive property of the Company.

8. Intellectual Property. You hereby assign to the Company any right, title and interest to all Intellectual Property. You agree to execute any and all applications for domestic or foreign patents, copyrights, and other proprietary rights and to do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. For purposes of this Agreement, “Intellectual Property” means inventions, copyrightable works, discoveries, developments, clinical and other research materials, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others) in performance of your duties for the Company that relate in any way to the business, products or services of the Company or to any prospective activity of the Company, or which were assisted in any way by Company resources or facilities. Intellectual Property includes, without limitation, all Confidential Information. Furthermore, you acknowledge and agree that, without obtaining prior written authorization from the General Counsel you are prohibited from (a) publishing any Intellectual Property of the Company, and (b) mentioning the Company in any published work other than as included in a professional profile or similar employment history.

9. Cooperation. You agree that, following the separation of your employment with the Company, you will cooperate fully with the Company, upon request and at the Company’s expense, in relation to the defense, prosecution or other involvement by the Company in any continuing or future third party claims, lawsuits, charges, audits and internal or external investigations that arise out of events or business matters that occurred during your employment with the Company. This continuing duty of cooperation shall include you being reasonably available to the Company, upon reasonable notice, for depositions, interviews and appearances as a witness, and furnishing information to the Company and its legal counsel upon reasonable written request.

10. Non-Disparagement. You agree that you will not disparage the Releasees by stating, suggesting, implying, doing or saying anything that could in any way be harmful to the business interests or good will of the Releasees. You acknowledge and agree that the existence and execution of this Agreement shall not be considered an admission by the Releasees of any liability, error, violation or omission. You agree not to represent or imply to anyone that the Releasees took any action with respect to you that was unlawful or wrongful, or violated any federal or state law, order, policy, rule, or regulation.

11. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to all matters including, but not limited to, your employment and its separation, provided that this Agreement shall not terminate or supersede any ongoing obligations you may have pursuant to the Invention Assignment, Non-Disclosure, and Business Protection Agreement which you signed on October 3, 2014 (the “NDA”), except that the non-competition obligations set forth in paragraph 4(a) of the NDA will expire as of the Separation Date. You represent and warrant that you have complied with your obligations under the NDA and will continue to comply with your obligations (except the non-competition obligations set forth in paragraph 4(a)) thereunder. You acknowledge that failure to comply with the provisions of this Agreement or the applicable provisions of the NDA will constitute a material breach subject to the remedies described in paragraph 13 below.

12. Applicable Law. You acknowledge and understand that this Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If any portion of this Agreement shall to any extent be declared unenforceable or illegal by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Remedy for Breach of Agreement. You agree and understand that if you materially breach any term of this Agreement, in addition to all other remedies available to the Releasees in law and in equity, the Company shall be entitled to:

(a) the return of the Special Severance Payment paid to you pursuant to this Agreement (less $500 or 10% of such consideration, whichever is less), to the extent permitted by law; (b) discontinue its obligations under this Agreement; and (c) seek a court order enforcing the breached provision(s) of this Agreement. You further understand that you could be held liable in monetary damages to the Releasees for any action constituting a breach under this Agreement. This paragraph does not limit the right of the Releasees to sue for breach of this Agreement and obtain injunctive relief in connection therewith, nor does it limit your right to sue for breach of this Agreement and obtain injunctive relief in connection therewith. You acknowledge and agree that the return of any consideration paid to you pursuant to this Agreement shall not affect the validity of this Agreement. You shall have no automatic repayment obligations if you were to challenge the Age Discrimination in Employment Act waiver only. The contingent liabilities set forth in Section 12(a)-(c) shall expire twelve (12) months after the Separation Date.

14. Immunity. You understand that you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You further understand that you also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosure of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

15. Consult An Attorney. The Company wants to be certain that this Agreement, and the Special Severance Benefit(s) provided hereunder, will resolve any concerns you may have and therefore encourages you to carefully consider the terms of this Agreement and to seek the advice of an attorney before signing it. In signing this Agreement, you give the Company assurance that you have read and understand all provisions of this Agreement and that you have signed this Agreement freely and voluntarily.

16. Period for Review. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for the period of twenty one (21) calendar days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) calendar days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

If you accept the terms of this Agreement, please sign below and return this Agreement to me after the Separation Date and within twenty-one (21) calendar days of your receipt of this Agreement.

YOU ARE HEREBY ADVISED THAT YOU HAVE TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND ANY AND ALL INFORMATION PROVIDED, AND ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASEES.

Sincerely yours,

/s/ Erin Schellhammer
Erin Schellhammer
Chief People Officer

Intending to be legally bound, I have signed this Agreement as of the date set forth below.

Signature:	/s/ Chuck Wilson

Name:	Chuck Wilson, PhD

Date:	October 22, 2020